EXHIBIT 99.1

November 17, 2008

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Profitable Earnings

MIDLAND, TX – 11/17/08 -- Mexco Energy Corporation (AMEX: MXC) today reported net income of $511,115, or $0.26 per diluted share, for the quarter ending September 30, 2008, the Company’s second quarter of fiscal 2009, compared to a net loss of $8,756 for the same quarter of fiscal 2008.   Operating revenues in the second quarter of fiscal 2009 increased $760,698 or 90% to $1,601,806 from $841,108 for the second quarter of fiscal 2008.

The average sales price for the second quarter of fiscal 2009 was $10.74 per Mcfe compared to $7.31 per Mcfe for the second quarter of fiscal 2008, an increase of 47%.  Oil production increased 4% and gas production increased 37% during the second quarter of fiscal 2009 as compared to the same period of fiscal 2008.

For the six months ended September 30, 2008, the Company reported net income of $1,049,904, or $0.55 per diluted share, as compared to $26,049, or $0.01 per diluted share, for the same period of fiscal 2008, a 3,930% increase.  Operating revenues increased $1,589,701, or 94%, to $3,281,127 for the six month period from $1,691,426 for the same period of fiscal 2008.

This is partially the result of revenues generated from the recent purchases of Barnett Shale oil and gas royalty interests.  For the three month period ending September 30, 2008, revenues from oil and gas royalty interests accounted for approximately 36% of the Company’s revenues, compared to approximately 23% for the same period ending September 30, 2007.

These six-month period results do not reflect any income from Mexco’s Steelhead #1 well in Loving County.  The Company has acquired rights-of-way and is preparing to build a pipeline to enable production and sales of natural gas from this well.

Nicholas C. Taylor, President and CEO of Mexco Energy Corporation, said, "In addition to the projected contribution to earnings from the Steelhead discovery, we expect recently acquired royalty interests in Johnson County, Texas to add significantly to the Company’s earnings.”

Thomas Graham, Jr., Chairman of the Board of Directors of the Company added, “This latest report showing a significant earnings advance is more evidence of progress and the bright future ahead for the Company.”

Mexco Energy Corporation owns oil and gas properties in ten states, with the majority of its activity centered in West Texas.  The Company continues to focus its efforts on increasing oil and natural gas reserves, through exploration and development as well as acquisition of royalties with significant development potential.

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	September 30, 2008	March 31, 2008
	(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$220,239	$303,617
Accounts receivable:
Oil and gas sales	867,441	758,459
Trade	474,449	102,403
Related parties	42,446	12,659
Prepaid costs and expenses	51,304	22,062
Total current assets	1,655,879	1,199,200

Investment in GazTex, LLC	--	20,509

Property and equipment, at cost
Oil and gas properties, using the full cost method	24,805,130	23,941,483
Other	61,362	61,362
	24,866,492	24,002,845
Less accumulated depreciation, depletion and amortization	12,499,702	12,019,895
Property and equipment, net	12,366,790	11,982,950
	$14,022,669	$13,202,659

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$726,505	$571,526
Long-term debt	950,000	2,600,000
Asset retirement obligation	409,552	374,789
Deferred income tax liability	1,236,139	1,196,280

Stockholders’ equity
Preferred stock - $1.00 par value;
10,000,000 shares authorized; none outstanding	--	--
Common stock - $0.50 par value; 40,000,000 shares authorized;
1,958,866 and 1,841,366 shares issued;
1,874,866 and 1,757,366 shares outstanding as of
September 30 and March 31, 2008, respectively	979,433	920,683
Additional paid-in capital	5,513,024	4,381,269
Retained earnings	4,634,633	3,584,729
Treasury stock, at cost (84,000 shares)	(426,617)	(426,617)
Total stockholders’ equity	10,700,473	8,460,064
	$14,022,669	$13,202,659

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30		September 30
	2008	2007	2008	2007
Operating revenue:
Oil and gas sales	$1,595,209	$839,947	$3,267,797	$1,690,092
Other	6,597	1,161	13,330	1,334
Total operating revenues	1,601,806	841,108	3,281,127	1,691,426

Operating expenses:
Production	357,753	467,336	692,741	800,386
Accretion of asset retirement obligation	7,266	6,713	14,204	13,324
Depreciation, depletion, and amortization	240,962	183,797	479,807	356,681
General and administrative	199,239	178,918	480,900	448,543
Total operating expenses	805,220	836,764	1,667,652	1,618,934

Income from operations	796,586	4,344	1,613,475	72,492

Other income (expense):
Interest income	671	1,747	1,007	2,085
Interest expense	(19,854)	(20,345)	(53,589)	(35,694)

Net other expense	(19,183)	(18,598)	(52,582)	(33,609)

Income (loss) before income taxes	777,403	(14,254)	1,560,893	38,883

Income tax expense (benefit):
Current	257,562	--	471,130	--
Deferred	8,726	(5,498)	39,859	12,834
	266,288	(5,498)	510,989	12,834

Net income (loss)	$511,115	$(8,756)	$1,049,904	$26,049

Earnings per common share:
Basic:	$0.27	$--	$0.58	$0.01
Diluted:	$0.26	$--	$0.55	$0.01

Weighted average common shares outstanding:
Basic:	1,873,127	1,772,268	1,817,962	1,774,526
Diluted:	1,975,453	1,772,268	1,922,568	1,786,397

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2008.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact:  Nicholas C. Taylor, President and Chief Executive Officer or Tammy L. McComic, Vice-President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.